EXHIBIT 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT
AND WAIVER OF DEFAULTS

This First Amendment to Amended and Restated Loan Agreement and Waiver of Defaults (this “Amendment”), dated as of December 22, 2011, is entered into by and among GAMETECH INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time party to the Loan Agreement referred to below (the “Lenders”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, in its capacity as agent for the Lenders (in such capacity, the “Agent”).

RECITALS

The Borrower, the Lenders and the Agent are parties to that certain Amended and Restated Loan Agreement dated as of June 15, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).

The Borrower has requested that the Agent and the Lenders agree to certain amendments to the Loan Agreement and provide certain other accommodations to the Borrower, and the Agent and the Lenders are willing to grant such requests on the terms and subject to the conditions contained in this Amendment.

ACCORDINGLY, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.               Definitions.  Capitalized terms defined in the Loan Agreement and not otherwise defined herein shall have the meanings given them in the Loan Agreement.

Section 2.               Amendments to the Loan Agreement.  The Loan Agreement is hereby amended as follows:

(a)           Amendment to Section 1.1 of the Loan Agreement (Definitions).  Section 1.1 of the Loan Agreement is hereby amended by adding or amending and restating, as the case may be, each of the following definitions:

“Adjusted Consolidated EBITDA” means, with reference to any period, an aggregate amount equal to (i) Consolidated EBITDA, plus (ii) rental or lease expense related to the Headquarters paid in cash or accrued during such period to the extent deducted from revenues in determining Consolidated Net Income.

“Adjusted Cash Flow Leverage Ratio” means the ratio of (a) Consolidated Funded Indebtedness outstanding as of the applicable Covenant Compliance Date, to (a) Consolidated EBITDA.  For each Covenant Compliance Date occurring prior to December 2, 2012, Consolidated EBITDA shall be calculated as an annualized amount based upon the Consolidated EBITDA for the period commencing December 5, 2011 and ending on such Covenant Compliance Date.  For example, for purposes of calculating the Adjusted Cash Flow Leverage Ratio for the Fiscal Month ending March 4, 2012, Consolidated EBITDA means an amount equal to Consolidated EBITDA for the three-Fiscal-Month period commencing December 5, 2011 and ending on March 4, 2012, divided by three and multiplied by twelve.  For purposes of calculating the Adjusted Cash Flow Leverage Ratio for the Fiscal Month ending April 1, 2012, Consolidated EBITDA means an amount equal to Consolidated EBITDA for the four-Fiscal-Month period commencing December 5, 2011 and ending on April 1, 2012, divided by four and multiplied by twelve.  For each Covenant Compliance Date occurring on or after December 2, 2012, Consolidated EBITDA shall be calculated with respect to the twelve-Fiscal-Month period immediately preceding and ending on the applicable Covenant Compliance Date.

“Consent Agreement” means that certain letter agreement dated November 2, 2011 among the Borrower, the Lenders and the Agent entitled “Consent to Sale of Certain Collateral”.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income and without duplication, (a) Consolidated Interest Expense, (b) expense for income taxes paid in cash or accrued, (c) depreciation, (d) amortization, (e) extraordinary non-cash expenses, charges or losses incurred other than in the ordinary course of business, and (f) non-cash expenses related to stock based compensation, minus, to the extent included in Consolidated Net Income, (i) extraordinary income or gains realized other than in the ordinary course of business, (ii) interest income, (iii) income tax credits and refunds (to the extent not netted from tax expense), and (iv) any cash payments made during such period in respect of items described in clauses (e) or (f) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Borrower and its Subsidiaries paid in cash or accrued during such period calculated on a consolidated basis.

“Current Interest” means, with respect to interest accruing on and after May 2, 2011 through but excluding the Sale Date, interest accruing at a rate per annum equal to the Base Rate less three hundred basis points (3.00% per annum).

“Fixed Charge Coverage Ratio” means, as of any Covenant Compliance Date for the applicable period, the ratio of (a) Consolidated EBITDA plus rental or lease expense and minus cash taxes paid (as defined below), cash dividends and share repurchases, and Maintenance Capital Expenditures, to (b) the sum of all mandatory principal payments on Consolidated Funded Indebtedness, interest and rental or lease expense for such period. As used herein, “cash taxes paid” means the amount of actual income taxes paid in cash, accrued, or offset (but not below $0) by the amount of any refund subsequently received by the Borrower.  For each Covenant Compliance Date occurring prior to December 2, 2012, each component of the Fixed Charge Coverage Ratio shall be an annualized amount of such component for the period commencing December 5, 2011 and ending on such Covenant Compliance Date.  For example, for purposes of calculating the Fixed Charge Coverage Ratio for the Fiscal Month ending March 4, 2012, Consolidated EBITDA means an amount equal to Consolidated EBITDA for the three-Fiscal-Month period commencing December 5, 2011 and ending on March 4, 2012, divided by three and multiplied by twelve.  For purposes of calculating the Fixed Charge Coverage Ratio for the Fiscal Month ending April 1, 2012, Consolidated EBITDA means an amount equal to Consolidated EBITDA for the four-Fiscal-Month period commencing December 5, 2011 and ending on April 1, 2012, divided by four and multiplied by twelve.  For each Covenant Compliance Date occurring on or after December 2, 2012, the Fixed Charge Coverage Ratio shall be calculated with respect to the twelve-Fiscal-Month period immediately preceding and ending on the applicable Covenant Compliance Date.

“Headquarters” means that certain real property located at 8850 Double Diamond Parkway, Reno, Nevada, more particularly described on Schedule 1.1-4 hereto.

“PIK Interest” means all interest accruing on and after May 2, 2011 through but excluding the Sale Date, other than Current Interest.

“Sale Date” shall have the meaning set forth in the Consent Agreement.

“Strategic Operating Plan” means the Strategic Operating Plan of the Borrower dated December 14, 2011 and adopted by the board of directors of the Borrower as of December 21, 2011.

(b)           Additional Amendment to Section 1.1 of the Loan Agreement (Definitions).  Section 1.1 of the Loan Agreement is further amended by deleting therefrom the definition of “Bingo Gross Profit”.

(c)           Amendment to Sections 2.2(b) and (c) of the Loan Agreement (Mandatory Prepayments).  Sections 2.2(b) and (c) of the Loan Agreement are amended and restated in their entirety to read as follows:

(b)           Mandatory Prepayments From Excess Cash Flow and Liquidity.  In addition to the payments described elsewhere in this Section 2.2, the Borrower shall (i) not more than 45 days following the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending July 31, 2011, prepay the Obligations in an amount equal to seventy-five percent (75%) of the Borrower’s Excess Cash Flow for such fiscal quarter, and (ii) at any time that Liquidity of the Borrower exceeds $1,500,000, prepay the Obligations in an amount equal to the Liquidity of the Borrower in excess of $1,500,000.

(c)           Mandatory Prepayments From Other Sources.  In addition to the payments described elsewhere in this Section 2.2, immediately following the receipt thereof, the Borrower shall prepay the Obligations in an amount equal to:

(i)            100% of the Net Cash Proceeds realized by any Obligor from the sale, lease, assignment, transfer or other disposition of any asset by any Obligor (except for the sale or lease of inventory in the ordinary course of business); and

(ii)           100% of the proceeds realized by any Obligor from (1) Indebtedness incurred by any Obligor after the date hereof (other than the Loans and other Indebtedness permitted under Section 6.13(a) and (b)), (2) the issuance by any Obligor of Capital Stock, (3) any casualty insurance maintained by any Obligor, to the extent that such insurance proceeds exceed the amount actually used to replace or restore the applicable insured properties, and (4) any condemnation award with respect to a property owned by any Obligor, to the extent that such award exceeds the amount actually used to replace or restore the affected property.

Nothing in this paragraph (c) shall be deemed to authorize or constitute consent to any transaction (including without limitation any sale of assets or the issuance of any debt or equity) that otherwise would be prohibited or restricted under this Agreement or any other Loan Document.

(d)           Amendment to Section 2.8 of the Loan Agreement (Interest Payment Dates; Basis for Interest and Fees).  Section 2.8 of the Loan Agreement is amended and restated in its entirety to read as follows:

Section 2.8  Interest Payment Dates; Basis for Interest and Fees.

(a)           Current Interest accruing on and after May 2, 2011 through but excluding June 15, 2011 shall be due and payable in cash on June 15, 2011. Current Interest accruing on and after June 15, 2011 through but excluding December 1, 2011 shall be due and payable in cash on each Payment Date, commencing with the first such Payment Date to occur after June 15, 2011 and continuing on each Payment Date thereafter through and including December 1, 2011. Current Interest accruing on and after December 1, 2011 through but excluding the Sale Date shall be due and payable in cash on the Sale Date.  All interest accruing on and after the Sale Date shall be due and payable in accordance with subsection (c) below.

(b)           PIK Interest accruing on and after May 2, 2011 through but excluding June 15, 2011 shall be due and payable on June 15, 2011. PIK Interest accruing on and after June 15, 2011 through but excluding the Sale Date shall be due and payable in cash on the Sale Date.

(c)           All interest accruing on and after the Sale Date shall be due and payable on each Payment Date, commencing January 1, 2012 and continuing on each Payment Date thereafter, through and including the Maturity Date.

(d)           Notwithstanding anything contained herein to the contrary, if the incurrence of any PIK Interest, or adding the amount thereof as Secured Indebtedness (as defined in the Deed of Trust), would adversely affect the priority of the Lien granted pursuant to the Deed of Trust to secure payment of all Secured Indebtedness as therein described, or would in any way adversely affect the enforceability of the Deed of Trust or any provision thereof, then payment of such PIK Interest shall be deemed secured by all Collateral but shall not be deemed secured by the Deed of Trust or constitute Secured Indebtedness thereunder.

(e)           Interest on all Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment.  If any payment of principal of or interest on any Advance shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(e)           Amendment to Section 2.11(a) of the Loan Agreement (Closing Fee).  Section 2.11(a) of the Loan Agreement is amended and restated in its entirety to read as follows:

(a)           Closing Fee.  The Borrower will pay to the Agent, for the ratable benefit of the Lenders in proportion to their Pro Rata Share, in immediately available funds a nonrefundable fee (the “Closing Fee”) in an aggregate amount equal to $736,811.34, which Closing Fee shall be due and payable as follows:    (i) $368,405.67 of the Closing Fee shall be due and payable on June 15, 2011, and (ii) $368,405.67 of the Closing Fee shall be due and payable on the Sale Date.

(f)           Amendment to Section 6.18 of the Loan Agreement (Capital Expenditures).  Section 6.18 of the Loan Agreement is amended and restated in its entirety to read as follows:

Section 6.18  Capital Expenditures.  The Borrower will not, nor will it permit any Subsidiary to, make any Capital Expenditure if (a) such Capital Expenditure will be used for a purpose other than purchasing gaming equipment (and the related parts thereof) for leasing to customers in the ordinary course of business, or (b) after giving effect to such Capital Expenditure, the aggregate amount of the Consolidated Capital Expenditures made by the Borrower and its Subsidiaries would exceed $3,500,000 during the 2011 fiscal year of the Borrower or $2,500,000 during the 2012 fiscal year of the Borrower or any fiscal year thereafter.  No Capital Expenditure shall be permitted to the extent it would result in a failure of the Borrower or any other Obligor to comply with any Financial Covenant or any other covenant or agreement under the Loan Documents.

(g)           Amendment to Exhibits B and D and Schedule 6.14 to the Loan Agreement (Compliance Certificate; Financial Covenants; Fundamental Transactions).  The Loan Agreement is amended by deleting Exhibits B and D and Schedule 6.14 to the Loan Agreement and replacing them in their entirety with Exhibits B and D and Schedule 6.14 to this Amendment, respectively.

(h)           Addition of Schedule 1.1-4 to the Loan Agreement (Headquarters).  The Loan Agreement is amended by adding a new Schedule 1.1-4 thereto in the form of Schedule 1.1-4 to this Amendment.

Section 3.               References.  All references in the Loan Agreement to “this Agreement” shall be deemed to refer to the Loan Agreement as amended hereby, and any and all references in any other Loan Document to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended hereby.

Section 4.               Waiver of Defaults.  The several Defaults and Events of Default set forth on Annex A hereto (collectively, the “Specified Defaults”) have occurred and are continuing.  At the request of the Borrower, and subject to the terms and conditions of this Amendment, the Agent and the Lenders hereby waive the Specified Defaults.  The foregoing waiver is effective only in this specific instance and for the specific purpose for which given, and such waiver shall not entitle the Borrower or any other Obligor to any other or further waiver in the same, similar or other circumstances.

Section 5.               No Other Waiver.  The execution of this Amendment and any documents, agreements and certificates contemplated hereunder shall not be deemed to be a waiver of any Default or Event of Default (other than the Specified Defaults) or any other breach, default or event of default under any Loan Document or other document held by the Agent or any Lender, whether or not known to the Agent or any Lender and whether or not existing on the date of this Amendment.

Section 6.               No Other Changes.  Except as expressly set forth herein, all terms of the Loan Agreement and each of the other Loan Documents remain in full force and effect.

Section 7.               Representations and Warranties.  The Borrower hereby represents and warrants to the Agent and the Lenders as follows:

(a)           The Borrower has all requisite power and authority, corporate or otherwise, to execute and deliver this Amendment and to perform its obligations under this Amendment, the Loan Agreement (as amended hereby) and the other Loan Documents to which the Borrower is a party.  This Amendment, the Loan Agreement (as amended hereby) and the other Loan Documents to which the Borrower is a party have been duly and validly executed and delivered to the Agent by the Borrower.  This Amendment, the Loan Agreement (as amended hereby) and the other Loan Documents to which the Borrower is a party constitute the Borrower’s legal, valid and binding obligations, enforceable in accordance with their terms.

(b)           The execution, delivery and performance by the Borrower of this Amendment, the Loan Agreement (as amended hereby) and the other Loan Documents to which the Borrower is a party have been duly authorized by all necessary corporate or other action and do not and will not (i) violate any law, rule, regulation, order, writ, judgment, injunction, arbitration, decree or award binding on any Obligor, (ii) violate any Obligor’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, (iii) violate the provisions of any indenture, instrument or agreement to which any Obligor is a party or is subject, or by which it, or its Property, may be bound or affected, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of any Obligor (whether now owned or hereafter acquired) pursuant to the terms of any such indenture, instrument or agreement, or (iv) require any order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, domestic or foreign, or any third party, except such as has been obtained, accomplished or given prior to the date hereof.

(c)           All of the representations and warranties contained in the Loan Documents, including without limitation the representations and warranties in Article V of the Loan Agreement, are correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

(d)           Except for the Specified Defaults, no event has occurred and is continuing, or would result from the execution and delivery of this Amendment or the other documents contemplated hereunder to which the Borrower is a party, which constitutes a Default or an Event of Default.

Section 8.               Effectiveness.

(a)           This Amendment, exclusive of Sections 2 and 4 hereof, shall become effective when the Agent has received the following, each in form and substance acceptable to the Agent in its sole discretion:

(i)             this Amendment, duly executed by the Borrower and each Lender;

(ii)            an Acknowledgment and Agreement of Guarantors, duly executed by each Guarantor;

(iii)           a copy of the resolutions adopted by the board of directors of the Borrower and certified by the secretary of the Borrower evidencing the board of directors’ approval of the Strategic Operating Plan;

(iv)           a written opinion of counsel to the Obligors, in form and substance satisfactory to the Agent and addressed to the Agent and the Lenders with respect to the matters contemplated by this Amendment;

(v)           current searches of appropriate filing offices in each jurisdiction in which an Obligor is organized (provided that such Obligor is organized in the United States) showing that no state or federal tax liens have been filed and remain in effect against such Obligor, and that no financing statements or other notifications or filings have been filed and remain in effect against such Obligor, other than those for which the Agent has received an appropriate release, termination or satisfaction or those permitted in accordance with Section 6.17 of the Loan Agreement;

(vi)           a certificate of the Secretary or Assistant Secretary of each Obligor certifying (i) that the execution, delivery and performance of this Amendment, the Loan Agreement (as amended hereby) and the other Loan Documents and other documents contemplated hereunder to which such Obligor is a party have been duly approved by all necessary action of the governing board of such Obligor, and attaching true and correct copies of the applicable resolutions granting such approval; (ii) that the organizational documents of such Obligor, which were previously certified and delivered to the Agent, continue in full force and effect and have not been amended or otherwise modified except as set forth in the certificate to be delivered as of the date hereof; and (iii) that the officers and agents of such Obligor, who have previously been certified to the Agent as being authorized to sign and to act on behalf of such Obligor, continue to be so authorized or setting forth the sample signatures of each of the officers and agents of such Obligor authorized to execute and deliver this Amendment, the Loan Documents to which such Obligor is a party, and all other documents, agreements and certificates on behalf of such Obligor;

(vii)          a certificate of good standing for each Obligor (provided that such Obligor is organized in the United States) from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction, dated not more than thirty days prior to the date hereof; and

(viii)         payment of all costs and expenses of counsel due and payable pursuant to Section 10 hereof to the extent invoiced on or prior to the date hereof.

(b)           Sections 2 and 4 of this Amendment shall become effective only when the Agent has received the following, each in form and substance acceptable to the Agent in its sole discretion:

(i)             each of the items described in Section 8(a) of this Amendment; and

(ii)            remittance of not less than $5,800,000 of Net Cash Proceeds received by the Borrower from the sale of the Headquarters pursuant to the Asset Purchase Agreement (as defined in the Consent Agreement) and remitted to the Agent in accordance with the terms and conditions of the Consent Agreement, which shall be applied, first, to an amendment fee equal to one percent (1.00%) of the Aggregate Outstanding Credit Exposure as of the date hereof, which amendment fee shall be for the ratable benefit of the Lenders in proportion to their Pro Rata Share (and shall be in addition to the Closing Fee described in Section 2.11 of the Loan Agreement (as amended hereby)), second, to payment of all fees and interest due and payable under the Loan Documents on the Sale Date, including without limitation all Current Interest and all PIK Interest due and payable on the Sale Date as provided in Section 2.8 of the Loan Agreement (as amended hereby) and that portion of the Closing Fee due and payable on the Sale Date pursuant to Section 2.11 of the Loan Agreement (as amended hereby) but excluding those fees and expenses referenced in Section 8(a)(viii) of this Amendment, and third, to installments of principal due under the Facility as provided in Section 2.2(a) of the Loan Agreement in inverse order of maturity.

Section 9.               Release of Agent and Lenders.  The Borrower, by its signature to this Amendment, hereby absolutely and unconditionally releases and forever discharges each Indemnified Party from any and all losses, claims, damages, penalties, judgments, liabilities, expenses, and demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has or claims to have, or may at any time have or claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured, known or unknown, liquidated, fixed or contingent, or direct or indirect.

Section 10.             Costs and Expenses.  Without limiting Section 9.6 of the Loan Agreement, the Borrower shall pay or reimburse the Agent on demand for all out-of-pocket costs and expenses incurred by the Agent (including without limitation the fees, charges and disbursements of counsel for the Agent (and specifically including the allocated costs of in-house counsel), as such fees, charges and disbursements may be determined on the basis of such counsel’s generally applicable rates, which may be higher than the rates such counsel charges in certain matters), in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and the other documents, agreements, amendments, releases and certificates contemplated hereunder (whether or not the transactions contemplated hereby or thereby shall be consummated).

Section 11.             Miscellaneous.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Nevada (other than its conflicts of laws rules).  This Amendment, together with the Loan Agreement as amended hereby and the other Loan Documents, comprise the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to such subject matter, superseding all prior oral or written understandings.  Any provision of this Amendment which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

Signature page follows

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

GAMETECH INTERNATIONAL, INC. By: ___________________________________ Name: ______________________________ Title: ______________________________
U.S. BANK NATIONAL ASSOCIATION, as Agent and a Lender By: ___________________________________ Name: ______________________________ Title: ______________________________
BANK OF THE WEST, as a Lender By: ___________________________________ Name: ______________________________ Title: ______________________________

Signature Page to First Amendment to Amended and Restated Loan Agreement
and Waiver of Defaults

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS

Each of the undersigned, a guarantor of the indebtedness of GameTech International, Inc., a Delaware corporation (the “Borrower”), to U.S. Bank National Association, in its capacity as Agent (as defined in that certain Amended and Restated Loan Agreement dated as of June 15, 2011, among the Borrower, the several banks and other financial institutions from time to time party thereto as lenders, and the Agent, as amended by the foregoing First Amendment to Amended and Restated Loan Agreement and Waiver of Defaults of even date herewith (the “First Amendment”) and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).  Capitalized terms used and not otherwise defined herein shall have the meanings given them in the Loan Agreement.

Each of the undersigned hereby (i) acknowledges receipt of the First Amendment; (ii) consents to the terms and execution thereof; (iii) reaffirms all obligations to the Agent and the Lenders pursuant to the terms of the Guaranty and each other Loan Document to which it is a party; (iv) acknowledges that the Loan Documents may be amended, restated, supplemented or otherwise modified from time to time without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty or any of the other Loan Documents to which it is a party; and (v) absolutely and unconditionally releases and forever discharges each Indemnified Party from any and all losses, claims, damages, penalties, judgments, liabilities, expenses, and demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the undersigned has or claims to have, or may at any time have or claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of the First Amendment, whether such claims, demands and causes of action are matured or unmatured, known or unknown, liquidated, fixed or contingent, or direct or indirect.

GAMETECH ARIZONA CORPORATION By: _________________________________ Name: ____________________________ Title: ____________________________
GAMETECH CANADA CORPORATION By: _________________________________ Name: ____________________________ Title: ____________________________
GAMETECH MEXICO S. DE R.L. DE C.V. By: _________________________________ Name: ____________________________ Title: ____________________________

Acknowledgment and Agreement of Guarantors

Annex A
SPECIFIED DEFAULTS

The Borrower is in default of the following provisions of the Loan Agreement (collectively, the “Specified Events of Default”):

(a)           Under Section 6.25 of the Loan Agreement, the Borrower must at all times comply with each of the Financial Covenants.  As of September 4, 2011, the Borrower was required to maintain (i) Bingo Gross Profit for the three-month period immediately preceding and ending on such date in an amount not less than $3,475,000 and (ii) Consolidated EBITDA for the three-month period immediately preceding and ending on such date in an amount not less than $75,000.  As of September 4, 2011, the Bingo Gross Profit of the Borrower was $3,227,000 and the Consolidated EBITDA for such period was (negative) <$153,000>.  Accordingly, Events of Default have occurred under Section 7.3 of the Loan Agreement.

(b)           Under Section 6.25 of the Loan Agreement, the Borrower must at all times comply with each of the Financial Covenants.  The Borrower did not comply with any of the Financial Covenants as of October 2, 2011, October 30, 2011 and December 4, 2011, and the Borrower failed to maintain Liquidity at all times in an amount not less than $750,000.  Accordingly, Defaults have occurred under Section 7.3 of the Loan Agreement.

(c)           Under Section 6.1(a)(ii) and Section 6.1(a)(iv) of the Loan Agreement, the Borrower is required to deliver to the Agent and the Lenders certain financial statements of the Borrower and a corresponding compliance certificate not later than 30 days after the end of each Fiscal Month. The Borrower did not deliver financial statements for the Fiscal Month ending July 31, 2011 until September 22, 2011, and did not deliver the corresponding compliance certificate until September 26, 2011.  Accordingly, Events of Default have occurred under Section 7.3 of the Loan Agreement.

(d)           Under Section 6.1(a)(iii) of the Loan Agreement, the Borrower is required to deliver to the Agent and the Lenders a copy of the plan and forecast of the Borrower not later than 45 days before the beginning of each fiscal year.  The Borrower did not deliver a plan and forecast for the Borrower’s 2012 fiscal year until September 26, 2011.  Accordingly, an Event of Default has occurred under Section 7.3 of the Loan Agreement.

(e)           Under Section 6.1(a)(v) of the Loan Agreement, the Borrower is required to deliver to the Agent and the Lenders a 13-week cash flow budget not later than 12:00 noon on the third Business Day of each week.  The Borrower did not deliver any 13-week cash flow budget for the weeks ending September 11, 2011 and September 18, 2011, and was delinquent in delivering a 13-week cash flow budget for the weeks ending September 25, 2011 and December 9, 2011. Accordingly, Events of Default have occurred under Section 7.3 of the Loan Agreement.

(f)           Under Section 6.1(a)(vi) of the Loan Agreement, the Borrower is required to deliver to the Agent and the Lenders not later than September 15, 2011 a Strategic Operating Plan for the Borrower’s  2011, 2012 and 2013 fiscal years, together with a copy of the resolutions adopted by the board of directors of the Borrower and certified by the secretary of the Borrower evidencing the board of directors’ approval of such Strategic Operating Plan.  The Borrower did not deliver a Strategic Operating Plan until September 26, 2011, and the Strategic Operating Plan omitted the 2013 fiscal year and the corresponding evidence of board approval.  Accordingly, Events of Default have occurred under Section 7.3 of the Loan Agreement.

Annex A-1

(g)           Under Section 6.4 of the Loan Agreement, the Borrower is required to act in accordance with its Strategic Operating Plan, including without limitation by winding-down or selling the Borrower’s video lottery terminal business not later than July 1, 2011.  As described by the Borrower in its most recent compliance certificate, the “… continued operation of the [video lottery terminal] business segment was contrary to the Strategic Operating Plan…” Accordingly, an Event of Default has occurred under Section 7.3 of the Loan Agreement.

(h)           Under Section 7.7 of the Loan Agreement, an Event of Default occurs if any writ of attachment, garnishment, levy or similar process shall be issued against or served on the Agent or any Lender with respect to (a) any Property of any Obligor in the possession of the Agent or such Lender, or (b) any indebtedness of the Agent or any Lender to any Obligor.  On October 20, 2011, the Washoe County Sheriff’s Office issued to U.S. Bank a writ of garnishment to attach to all funds of the Borrower maintained in accounts with U.S. Bank.  Accordingly, an Event of Default has occurred under Section 7.7 of the Loan Agreement.

(i)             Under Section 6.3(a) of the Loan Agreement, the Borrower is required to give notice in writing to the Agent and each Lender of the occurrence of any Default or Event of Default, in each case promptly and in any event not later than the day after an officer of the Borrower obtains knowledge thereof.  In its most recent compliance certificate, the Borrower notified the Agent and the Lenders of several Events of Default as well as its failure to provide earlier and timely written notice thereof.  Accordingly, an Event of Default has occurred under Section 7.3 of the Loan Agreement.

Annex A-2

Exhibit B

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate (the “Certificate”) is delivered pursuant to the Amended and Restated Loan Agreement dated as of June 15, 2011, (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among GAMETECH INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), certain other financial institutions from time to time party thereto, as lenders (the “Lenders”), and U.S. BANK NATIONAL ASSOCIATION, as agent for the Lenders (the “Agent”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

Each of the undersigned, being the Consultant and the duly elected, qualified and acting Chief Financial Officer of the Borrower, respectively, hereby certifies and warrants that:

1.	He or she is either the Consultant or the Chief Financial Officer of the Borrower and that, as such, he or she is authorized to execute this Certificate on behalf of the Borrower.

2.
Financial Statements.  Pursuant to Section 6.1 of the Credit Agreement, attached are the required audited financial statements of the Borrower and its Subsidiaries prepared by [_________________] as of and for the fiscal year ended [____________ __, 20__] / unaudited financial statements of the Borrower and its Subsidiaries as of and for the month ended [________, ____] (the “Applicable Covenant Compliance Date”).  Such financial statements have been prepared in accordance with GAAP, fairly present the financial condition of the Borrower and its Subsidiaries as of such date and the results of the Borrower’s and its Subsidiaries’ operations for the period then ended, prepared on a consolidated and consolidating basis, subject to year-end adjustments and footnotes, and conform to the applicable requirements of Section 6.1 of the Credit Agreement.

3.
Notice of Material Events.  Pursuant to Section 6.3 of the Loan Agreement, since the Borrower last submitted a Certificate, other than those items checked below, none of the following events that would require the Borrower to notify the Agent and each Lender under Section 6.3(a) of the Loan Agreement have occurred:

Ex. B-1

☐	any Default or Event of Default;

☐
the filing or commencement of any action, suit, arbitration, investigation or proceeding by or before any arbitrator or governmental authority (including pursuant to any applicable Environmental Laws) against or affecting the Borrower, any Subsidiary or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

☐	the occurrence of any ERISA Event;

☐	any material change in accounting policies of, or financial reporting practices by, the Borrower or any Subsidiary;

☐	any other development, financial or otherwise, which would reasonably be expected to have a Material Adverse Effect;

☐
the termination, expiration, cancellation or default under, or violation of, (1) any employment arrangement of any Senior Officer, or any material change in his or her respective duties or responsibilities, (2) the Engagement Agreement or (3) the Separation, Consulting & Non-Compete Agreement; and

☐	receipt by any Obligor of an income tax refund in excess of $10,000.

4.
Capital Expenditures.  Pursuant to Section 6.18 of the Loan Agreement, for the Applicable Covenant Compliance Date, the Consolidated Capital Expenditures made by the Borrower and its Subsidiaries for the current fiscal year were $____________ which ☐ satisfies ☐ does not satisfy the requirement that such amount be less than the amount set forth below opposite such fiscal year:

Fiscal Year	Amount
2011	$3,500,000

2012 and each fiscal year thereafter	$2,500,000

Ex. B-2

5.
Minimum Adjusted Consolidated EBITDA.  As set forth in clause (a) of Exhibit D to the Loan Agreement, for the Applicable Covenant Compliance Date, the Borrower’s Adjusted Consolidated EBITDA for the three-month period immediately preceding the Applicable Covenant Compliance Date was __________, which ☐ satisfies ☐ does not satisfy the requirement that such amount be greater than the amount set forth below opposite such period:

Covenant Compliance Date	Amount
January 29, 2012	$550,000

March 4, 2012	$600,000

April 1, 2012	$750,000

6.
Adjusted Cash Flow Leverage Ratio.  As set forth in clause (b) of Exhibit D to the Loan Agreement, for the Applicable Covenant Compliance Date, the Borrower’s Adjusted Cash Flow Leverage Ratio was __________ to 1.00, which ☐ satisfies ☐ does not satisfy the requirement that such amount be less than the amount set forth below opposite such period:

Covenant Compliance Date:	Ratio
January 29, 2012	6.25 to 1.00

March 4, 2012	6.25 to 1.00

April 1, 2012	5.25 to 1.00

April 29, 2012	4.50 to 1.00

June 3, 2012	3.75 to 1.00

July 1, 2012	3.25 to 1.00

July 29, 2012	2.75 to 1.00

September 2, 2012	2.25 to 1.00

September 30, 2012	2.00 to 1.00

October 28, 2012 and each Covenant Compliance Date thereafter	1.75 to 1.00

Ex. B-3

7.
Fixed Charge Coverage Ratio Leverage.  As set forth in clause (c) of Exhibit D to the Loan Agreement, for the Applicable Covenant Compliance Date, the Borrower’s Fixed Charge Coverage Ratio was __________ to 1.00, which ☐ satisfies ☐ does not satisfy the requirement that such amount be greater than the amount set forth below opposite such period:

Covenant Compliance Dates:	Ratio
April 29, 2012	0.70 to 1.00

June 3, 2012	0.90 to 1.00

July 1, 2012	1.00 to 1.00

July 29, 2012	1.20 to 1.00

September 2, 2012	1.10 to 1.00

September 30, 2012	1.40 to 1.00

October 28, 2012 and each Covenant Compliance Date thereafter	1.70 to 1.00

8.
Minimum Liquidity.  As set forth in clause (d) of Exhibit D to the Loan Agreement, it ☐ has ☐ has not maintained Liquidity at all times in an amount greater than (i) $350,000 through and including January 31, 2012 and (ii) $500,000 on and after February 1, 2012.  The Borrower ☐ has ☐ has not had Liquidity at any time in excess of $1,500,000.  As set forth in Section 2.2(b) of the Loan Agreement, it ☐ has ☐ has not prepaid the Obligations in an amount equal to Liquidity of the Borrower in excess of $1,500,000.

Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above.  These computations were made in accordance with GAAP.

Signature Page Follows

GAMETECH INTERNATIONAL, INC.
By: ________________________________
Name: __________________________
Title:   __________________________

By: ________________________________
Name: __________________________
Title:   __________________________

Ex. B-4

Exhibit D

FINANCIAL COVENANTS

(a)           Minimum Adjusted Consolidated EBITDA.  As of each Covenant Compliance Date set forth below, the Borrower will maintain Adjusted Consolidated EBITDA for the three-month period immediately preceding and ending on such Covenant Compliance Date in an amount not less than the amount set forth opposite such date below:

Covenant Compliance Date	Amount
January 29, 2012	$550,000

March 4, 2012	$600,000

April 1, 2012	$750,000

(b)           Adjusted Cash Flow Leverage Ratio.  The Borrower will maintain its Adjusted Cash Flow Leverage Ratio as of each Covenant Compliance Date at not more that the ratio set forth opposite such date below:

Covenant Compliance Date:	Ratio
January 29, 2012	6.25 to 1.00

March 4, 2012	6.25 to 1.00

April 1, 2012	5.25 to 1.00

April 29, 2012	4.50 to 1.00

June 3, 2012	3.75 to 1.00

July 1, 2012	3.25 to 1.00

July 29, 2012	2.75 to 1.00

September 2, 2012	2.25 to 1.00

September 30, 2012	2.00 to 1.00

October 28, 2012 and each Covenant Compliance Date thereafter	1.75 to 1.00

(c)           Fixed Charge Coverage Ratio.  The Borrower will maintain its Fixed Charge Coverage Ratio as of each Covenant Compliance Date at not less than the ratio set forth opposite such date below:

Ex. D-1

Covenant Compliance Dates:	Ratio
April 29, 2012	0.70 to 1.00

June 3, 2012	0.90 to 1.00

July 1, 2012	1.00 to 1.00

July 29, 2012	1.20 to 1.00

September 2, 2012	1.10 to 1.00

September 30, 2012	1.40 to 1.00

October 28, 2012 and each Covenant Compliance Date thereafter	1.70 to 1.00

(d)           Liquidity.  The Borrower will maintain Liquidity at all times in an amount not less than (a) $350,000 through and including January 31, 2012 and (b) $500,000 on and after February 1, 2012.

Ex. D-2

Schedule 1.1-4

HEADQUARTERS

All that parcel or parcels of real property located in the City of Reno, Washoe County, State of Nevada, and more particularly described as follows:

Parcel 2 of Parcel Map No. 4886, recorded on March 3, 2008, in the office of the County Recorder of Washoe County, Nevada as File No. 3626569 Official records.

Sch. 1.1-4-1

Schedule 6.14

SALE OF ASSETS; FUNDAMENTAL TRANSACTIONS

The sale of the Borrower’s real property located in Reno, Nevada on terms and conditions in all respects acceptable to the Agent and the Lenders in their sole discretion.

Sch. 6.14-1